Exhibit 99.2

Amendment No. 1 to the Share Acquisition Agreement

This Amendment No. 1 to the Share Acquisition Agreement (this “Amendment”), dated as of August 6, 2026, is made and entered into by and among:

Dogness (International) Corporation, a British Virgin Islands corporation (“Party A-1”);

Dogness Intelligent Technology (Dongguan) Co., Ltd., a company organized under the laws of the People’s Republic of China (Mainland China) (“Party A-2”);

Ying Sheng TRADING CO., LIMITED, a British Virgin Islands company (“Party B-1”);

Ying Sheng (Hong Kong) Auto Parts Co., Limited, a Hong Kong company (“Party B-2”); and

Dogness Intelligent Technology Co., Ltd., a company organized under the laws of the People’s Republic of China (“Party C”).

Party A-1, Party A-2, Party B-1, Party B-2 and Party C are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS:

(1) The Parties are parties to that certain Share Acquisition Agreement, dated as of May 17, 2025 (the “Original Agreement”).

(2) Following good-faith discussions and negotiations among the Parties, and having considered the decline in the market price of the Class A common shares of Party A-1 since the date of the Original Agreement, the Parties desire to amend the Original Agreement to revise the applicable acquisition percentage from 19.5% to 6.735% of the equity interest being acquired (the “Target Equity”), together with certain related changes to the timing and structure of the transactions contemplated thereby; and Party A-1 has determined that such revision, while preserving the consideration payable under the Original Agreement, is fair to, and in the best interests of, Party A-1 and its shareholders, and the Parties have mutually agreed to effect such revision on the terms set forth herein.

(3) In connection with this Amendment, Party A-1 and certain applicable warrant holders intend to enter into a separate Warrant Inducement and Exercise Letter Agreement (the “Warrant Letter”), pursuant to which certain outstanding warrants may be exercised. The shares issued upon such exercise (the “Warrant Shares”) shall be subject to a contractual lock-up commencing on the date hereof and ending on the date that is nine (9) months after the date on which Party A-1 (or its designated entity) is duly registered as the holder of the 6.735% Target Equity, in each case as more particularly set forth in the Warrant Letter.

(4) The Parties desire to amend the Original Agreement as set forth herein, with all other terms of the Original Agreement remaining in full force and effect. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment have the meanings given to them in the Original Agreement.

(5) Each of Party B-1 and Party B-2 acknowledges and understands that, following entry into this Amendment and the Warrant Letter, such party (and, to the extent applicable, any entity or affiliate to which Party B-1 or Party B-2 has assigned or transferred warrants, including the other holders identified in Exhibit A) will be required to file with the Securities and Exchange Commission a Schedule 13G or 13D, as appropriate, and that this is the sole obligation of such party and any such assignee or affiliate, and not the obligation of Party A-1, Party A-2 or Party C. Each of Party B-1 and Party B-2 shall be responsible for ensuring that any such assignee or affiliate is made aware of, and complies with, such filing obligation.

Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

Article 1 Amendment to Acquisition and Consideration Percentage

Effective as of the date of this Amendment, each reference in the Original Agreement to 19.5%, insofar as it relates to (i) the applicable equity interest being acquired and (ii) the Target Equity or any analogous defined term, is hereby amended and replaced with 6.735%. For the avoidance of doubt, this revision changes only the percentage of the Target Equity being acquired and does not reduce the consideration payable under the Original Agreement, which remains as set forth in Exhibit A.

Article 2 Amendment to Transaction Consideration

Because the change to the Target Equity percentage does not affect the securities issued as consideration, the consideration schedule under the Original Agreement is restated and attached to this Amendment as Exhibit A solely to reflect the current holdings of the warrant holders as of the date of this Amendment. The type and number of securities issued as consideration for the acquisition, including all share numbers, security amounts, warrant-related allocations, and other numerical consideration terms, remain unchanged from the Original Agreement and are not affected by the revision of the Target Equity percentage. To the extent of any inconsistency, Exhibit A shall supersede the corresponding schedule to the Original Agreement for all purposes.

Article 3 Transfer Deadline

Notwithstanding anything in the Original Agreement to the contrary, the Parties agree that the relevant equity transfer, share transfer, or other transfer steps required to consummate the amended transaction contemplated by the Original Agreement, as modified by this Amendment, shall be completed, and Party A-1 (or its designated entity) shall be duly registered as the holder of the 6.735% Target Equity, no later than three (3) months after the date of this Amendment.

Each Party shall use commercially reasonable efforts, and shall cooperate in good faith, to execute, deliver, file and/or cause to be executed, delivered or filed all instruments, notices, certificates, resolutions and other documents necessary or appropriate to complete such transfer within such three-month period.

Article 4 Warrant Inducement and Exercise Letter Agreement

The Parties acknowledge that, in connection with the transactions contemplated by this Amendment, (i) Party A-1 and one or more applicable holders of outstanding warrants will enter into the Warrant Letter; (ii) the Warrant Letter provides for the exercise of all outstanding warrants held by Party B-1 and Party B-2 and effects an amendment and waiver of the beneficial ownership limitation (the “blocker”) set forth in Section 2.6 of the applicable warrants to delete the sixty-one (61) day waiting period and permit full exercise of the applicable warrants, and, upon execution of the Warrant Letter by Party A-1 and holders of a majority-in-interest of the applicable warrants, such waiver and amendment shall be duly and validly effected in accordance with the amendment provisions of the applicable warrants, without the need for any separate or additional waiver, consent or instrument; and (iii) all Warrant Shares shall be subject to a contractual lock-up on transfer, commencing on the date hereof and ending on the date that is nine (9) months after Party A-1 (or its designated entity) is duly registered as the holder of the 6.735% Target Equity, in each case as more particularly set forth in the Warrant Letter.

Nothing in this Amendment shall, by itself, amend the terms of any warrant. Any amendment, waiver or inducement relating to any warrant shall be effected solely pursuant to the Warrant Letter and/or such other instrument as may be required under the terms of the applicable warrant.

Article 5 Restricted Shares; Lock-Up Acknowledgment

The Parties acknowledge and agree that the Warrant Shares (i) shall be subject to the transfer restrictions set forth in the Warrant Letter; (ii) shall bear such restrictive legend as may be set forth in the Warrant Letter, to the extent applicable; and (iii) shall be subject to a contractual lock-up period commencing on the date hereof and ending on the date that is nine (9) months after Party A-1 (or its designated entity) is duly registered as the holder of the 6.735% Target Equity, unless otherwise expressly released in writing in accordance with the Warrant Letter.

Article 6 Effect of Amendment; Ratification of Original Agreement

Except as expressly amended by this Amendment, the Original Agreement remains ratified, confirmed and in full force and effect, and each reference in the Original Agreement to the “Agreement,” “this Agreement,” “hereof,” “hereunder,” or words of similar import shall mean the Original Agreement as amended by this Amendment. The Original Agreement shall further be deemed amended in all respects necessary to give effect to this Amendment, including any necessary conforming revisions to definitions, schedules, exhibits, cross-references, consideration mechanics, and timing provisions.

If any ambiguity arises as to whether a provision of the Original Agreement should be read in a manner consistent with this Amendment, this Amendment shall control.

Article 7 Representations and Warranties

Each Party represents and warrants to the other Parties as follows:

7.1 Organization and Good Standing

Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, to the extent such concept is applicable in such jurisdiction.

7.2 Power and Authority

Such Party has full power, authority and legal capacity to execute, deliver and perform this Amendment and to consummate the transactions contemplated hereby.

7.3 Authorization; Binding Effect

The execution, delivery and performance of this Amendment by such Party have been duly authorized by all necessary corporate, organizational or other action. This Amendment constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally; and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

7.4 No Conflict

The execution, delivery and performance of this Amendment by such Party do not and will not (i) violate any organizational document of such Party; (ii) violate any applicable law, regulation, judgment, order or decree applicable to such Party; or (iii) conflict with or result in a breach of any material agreement binding upon such Party, except, in each case, as would not materially impair such Party’s ability to perform its obligations under this Amendment.

Article 8 Further Assurances

Each Party shall, from time to time after the date of this Amendment, execute and deliver such additional documents and instruments and take such further actions as may be reasonably requested by another Party to carry out the intent and purposes of this Amendment and the transactions contemplated hereby.

Article 9 Governing Law; Dispute Resolution

This Amendment shall be governed by, and construed in accordance with, the laws of the People’s Republic of China, without regard to its conflict of law principles. Any dispute arising out of or in connection with this Amendment shall first be resolved through friendly negotiation among the Parties. Failing such resolution, the dispute shall be submitted to the Shenzhen Court of International Arbitration for arbitration in accordance with its arbitration rules then in effect and the dispute resolution provisions of the Original Agreement. The arbitral award shall be final and binding on the Parties.

Article 10 Counterparts; Electronic Signatures

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Signatures delivered by electronic transmission, including by PDF or commercially accepted electronic signature platform, shall be deemed effective as original signatures for all purposes.

Article 11 Entire Agreement; No Other Amendments

This Amendment, together with the Original Agreement and the exhibits and ancillary documents expressly referenced herein, constitutes the entire agreement of the Parties with respect to the subject matter of this Amendment.

Except as expressly set forth herein, this Amendment does not modify, amend or waive any provision of the Original Agreement.

Article 12 Severability

If any term or provision of this Amendment is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable term or provision had never been contained herein, to the maximum extent permitted by law.

Article 13 Headings

The headings in this Amendment are for convenience of reference only and shall not affect the interpretation of this Amendment.

Exhibit A, Amended and Restated Consideration Schedule

The consideration schedule under the Original Agreement is restated below, reflecting the same securities issued as consideration under the Original Agreement and the current warrant holding situation as of the date of this Amendment:

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

DOGNESS (INTERNATIONAL) CORPORATION

By:

Name:	Silong Chen

Title:	Chairman and Chief Executive Officer

DOGNESS INTELLIGENT TECHNOLOGY (DONGGUAN) CO., LTD.

By:

Name:	Youdong Xiong

Title:	Legal Representative

YING SHENG TRADING CO., LIMITED

By:

Name:	Yunxia Zheng

Title:	Authorized Signatory

YING SHENG (HONG KONG) AUTO PARTS CO., LIMITED

By:

Name:	Yunxia Zheng

Title:	Authorized Signatory

DOGNESS INTELLIGENT TECHNOLOGY CO., LTD.

By:

Name:	Caiyuan He

Title:	Legal Representative